EXHIBIT 4.1

Investment Advisory Agreement

Provident Investment Management LLC (the “PIM”) hereby agrees with Allstate Assurance Company Separate Account B, established on August 21, 1967 under the provisions of the Iowa Insurance Code (“Separate Account B”), as follows:

PIM shall provide investment advisory services for Separate Account B, the assets of which are derived from variable annuity contracts previously issued by Allstate Assurance Company (the “Company”). In the performance of its investment advisory services, PIM shall continuously provide the Board of Managers of Separate Account B (the “Board”) with an investment program and advice and recommendations on the acquisition, holding or disposition of securities or other assets held or contemplated for acquisition by Separate Account B, and shall place orders for the necessary purchases and sales.

For providing the aforesaid services, PIM shall receive from Separate Account B a monthly fee equal to, on an annual basis, 0.50% of the current value of Separate Account B per valuation day. This fee shall be payable monthly in arrears by Separate Account B on the first business day of each calendar month beginning after the date of this Agreement.

This Agreement shall continue in effect for a period of two years from the date of its execution. Thereafter continuance requires specific approval at least annually by the Board (which approval shall include a majority of those members of the Board who are not parties to the Agreement or interested persons of any such party), or a majority of the outstanding voting securities of Separate Account B and in either event by a majority of those members of the Board who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. The effective date of such annual continuance shall be the date on which the contract would have expired if such continuance were not approved.

This Agreement shall automatically terminate in the event of its assignment, as such term is defined in the Investment Company Act of 1940 (“1940 Act”), unless an order of the Securities and Exchange Commission (“SEC”) is issued exempting such assignment from Section 15(a)(4) of the 1940 Act. This Agreement may be terminated at any time, on 60 days’ written notice to PIM, without payment of any penalty, by the Board or by a majority of the outstanding voting securities of Separate Account B. This Agreement may not be assigned without an order of the SEC exempting such assignment from Section 15(a)(4) of the 1940 Act, and may not be otherwise terminated by PIM without the prior approval of a new investment advisory agreement by a majority of the outstanding voting securities of Separate Account B.

This Agreement may not be amended in any manner without the prior approval of the Board (which approval shall include the vote of a majority of those members of the Board who are not parties to the Agreement or interested persons of any such party) or a majority of the outstanding voting securities of Separate Account B and in either event by a majority of those members of the Board who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

PIM may engage any other persons, associations or corporations to furnish it with investment advice and recommendations to assist it in carrying out its functions under this Agreement. The compensation paid to such other persons, associations or corporations by PIM for these services, and the other terms and conditions under which such services are to be rendered to PIM, shall be determined by an agreement or agreements between PIM and such other persons, associations or corporations; provided, however, that any such agreement shall be in writing, and shall be subject to, and contain such provisions as are required by, the 1940 Act and the rules, regulations and orders promulgated by the SEC thereunder.

PIM shall not be subject to any liability in connection with the performance of its services under the Agreement in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its respective obligations or duties.

This Agreement is and shall be subject to, and interpreted in accordance with, the provisions of the 1940 Act and the rules, regulations and orders promulgated by the SEC thereunder. To the extent federal laws do not apply, the laws of Tennessee shall govern the Agreement.

Effective as of this 15th day of November, 2007.

Provident Investment Management, LLC

By:	/s/ David G. Fussell
David G. Fussell, President

Allstate Assurance Company
Separate Account B

By:	/s/ David G. Fussell
David G. Fussell
Chairman, Board of Managers